Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy Subsidiary Announces Pricing of $40.2 Million Bond Issuance

Seal Beach, CA (March 25, 2011) — Dallas Clean Energy McCommas Bluff, LLC, a subsidiary owned 70% by Clean Energy Fuels Corp. (Nasdaq: CLNE), has arranged for a $40.2 million tax-exempt bond issuance led by Senior Managing Underwriter FirstSouthwest Company. The bonds will be repaid from the revenue generated by Dallas Clean Energy McCommas Bluff, LLC (“Dallas Clean Energy”) from the sale of renewable natural gas (or biomethane).  The bond obligations are secured by the revenue and assets of Dallas Clean Energy and are non-recourse to Dallas Clean Energy’s parent companies including Clean Energy Fuels Corp.

The bond proceeds will primarily be used to finance further improvements and expansion of the landfill gas processing facility owned by Dallas Clean Energy at the McCommas Bluff landfill outside of Dallas Texas. A portion of the proceeds will be used to retire an approximately $11.4 million Clean Energy bridge loan.

The bond repayments are amortized through December 2024 and the average coupon interest rate on the bonds is 6.596%. The bond issuance is expected to close March 31, 2011.

“This financing provides funds for the highly successful biomethane facility owned and operated by our Dallas Clean Energy subsidiary and will enable the plant to increase production,” said Andrew J. Littlefair, Clean Energy President and CEO. “McCommas Bluff is the first facility in our new Renewable Fuels initiative and now produces more than nine million gasoline gallon equivalents of renewable biomethane annually.”

While natural gas is 23% cleaner in carbon emissions than diesel in heavy-duty vehicles — and far cleaner in NOX and PM emissions — biomethane enables an 88% reduction in carbon emissions when displacing diesel or gasoline.

The McCommas Bluff landfill — the third largest landfill gas operation in the United States, opened in 1975 and is scheduled to close in 2042.  It is estimated that pipeline quality biomethane gas will continue to be produced for approximately 30 years after the landfill closes. The plant is currently capable of processing 9.4 million cubic feet a day of landfill gas into approximately 36,000 gasoline gallon equivalents of pipeline quality biomethane.  Dallas Clean Energy plans to increase this capacity to approximately 14.9 million cubic feet a day and make further improvements that should enable the production of approximately 60,000 gasoline gallon equivalents a day of pipeline quality biomethane.

About Clean Energy Fuels — Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market.  It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

North America’s leader in clean transportation

Clean Energy fuels over 21,200 vehicles at 224 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. Clean Energy del Peru, a joint venture, fuels vehicles at two stations and provides CNG to commercial customers in Peru. We own (70%) and operate a landfill gas facility in Dallas, Texas, that produces renewable natural gas, or biomethane, for delivery in the nation’s gas pipeline network. We are building a second facility in Michigan. We own and operate LNG production plants in Willis, Texas and Boron, Calif. with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. NorthStar, a wholly owned subsidiary, is the recognized leader in LNG/LCNG (liquefied to compressed natural gas) fueling system technologies and station construction and operations. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,200 installations in 24 countries. www.cleanenergyfuels.com

Forward Looking Statements — This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the bond offering closing date, the use of proceeds of the bond offering and the production capacity and production results of the Dallas Clean Energy McCommas Bluff, LLC gas processing plant. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including disruption in the financial markets, delays in the legal process for closing the bond offering, construction and permitting delays related to the expansion of the gas processing facility, problems affecting the generation and collection of landfill gas from the landfill or other unanticipated disruptions or production problems affecting the gas plant, such as severe weather, power outages or mechanical failure. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805/427-1372

ina@mcguinnessir.com